Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Moira Conlon
Abernathy MacGregor Group
(213) 630-6550

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
Levi Strauss & Co. Accepts for Purchase
its 12.25% Senior Notes Due 2012 in Tender Offer
SAN FRANCISCO (October 11, 2007) — Levi Strauss & Co. announced today that certain conditions to the tender offer for any and all of its outstanding $525.0 million aggregate principal amounts of its 12.25% Senior Notes due 2012 (the “Notes”) have been satisfied, including the company having amended its senior secured revolving credit facility, as described below, and holders of Notes representing not less than a majority in aggregate principal amount of the outstanding Notes having validly tendered their Notes and delivered their consents. Therefore, the company and the trustee for the Notes have executed a supplemental indenture to the indenture governing the Notes that eliminates or makes less restrictive most of the restrictive covenants, and certain related events of default, contained in the indenture.
The company has entered into a second amended and restated credit agreement (the “Credit Agreement”) among the company, Levi Strauss Financial Center Corporation, the financial institutions party thereto and Bank of America, N.A., as agent. The following is a summary description of the material terms of the amendment:
•	The term of the Credit Agreement has been extended through October 11, 2012.
•	The maximum availability under the Credit Agreement has been increased from $550.0 million to $750.0 million and includes a $250.0 million term loan tranche. The entire Credit Agreement will be secured by, among other domestic assets, certain U.S. trademarks associated with the Levi’s® brand. The term loan tranche amortizes on a quarterly basis based on a straight line two-year amortization schedule to a residual value of 25% of the net orderly liquidation value of the trademarks with no additional repayments required until maturity so long as the remaining amount of the tranche does not exceed such 25% valuation. The term loan tranche will be borrowed on a first dollar drawn basis. As the term loan tranche is repaid, the maximum availability under the Credit Agreement will not be automatically reduced by the amount of the repayment. The lien on the trademarks, but not the other assets, will be released upon the full repayment of the term loan tranche.
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LS&CO. Accepts Purchase in Tender Offer/Add One
October 11, 2007
•	The Credit Agreement includes as a financial covenant a springing fixed charge coverage ratio of 1.0:1.0, which arises when excess availability under the Credit Agreement is less than $100.0 million. This covenant will be discontinued upon termination and repayment of the term loan tranche described above and the implementation of a liquidity reserve of $50.0 million.

•	The revolving portion of the Credit Agreement initially bears an interest rate of LIBOR plus 150 basis points or base rate plus 25 basis points subject to adjustments based on availability. The term loan tranche bears an interest rate of LIBOR plus 250 basis points or base rate plus 125 basis points.
In connection with its previously announced tender offer and consent solicitation, the company has accepted for purchase $505.8 million (or approximately 96.3%) of the outstanding aggregate principal amount of the Notes for a total payment of $563.2 million, including $15.2 million in consent payments to holders who validly tendered their Notes and delivered their consents on or prior to 5 p.m., New York City time, on October 3, 2007. The company drew $343.2 million under the second amended and restated revolving credit facility and used $220.0 million from cash on hand to fund these payments.
As previously announced, the tender offer will expire at midnight, New York City time, on Wednesday, October 17, 2007, unless extended by the company. Holders who validly tender their Notes after 5 p.m., New York City time, on October 3, 2007 and prior to the expiration of the tender offer will not receive the consent payment and, therefore their tender consideration will be $1,043.99 per $1,000 principal amount of Notes.
The company has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) as a dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse at 212-325-4951 (collect). Holders can request documents from D.F. King & Co., Inc., the information agent and tender agent, at 888-887-0082 (U.S. toll free) or 212-269-5550 (collect).
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement, dated September 19, 2007. The tender offer is not being made directly or indirectly to any resident or person located in Italy or in any other jurisdiction where the tender offer would be unlawful.
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